EXHIBIT 99.1


             AGREEMENT TO VOID, CANCEL AND TERMINATE STOCK EXCHANGE
                         AGREEMENT DATED MARCH 13, 2000

     THIS AGREEMENT made and entered into this 28th day of February, 2001, by and between SHOE KRAZY, INC. n/k/a DIVERSIFIED PRODUCT INSPECTIONS, INC., a Florida corporation ("SKI"), and DIVERSIFIED PRODUCT INSPECTIONS, INC. n/k/a DIVERSIFIED PRODUCT INVESTIGATIONS, INC., a Florida corporation ("DPI").

     In consideration of the mutual promises, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, it is agreed by and between the parties as follows:

1. DPI and SKI have agreed that there was a failure of consideration on the part of one (1) or both of the parties to the Stock Exchange Agreement between SKI and DPI dated March 13, 2000 (the "Agreement"). It is therefore in the best interest of both parties to void, cancel and terminate the Agreement and to release any claims DPI has against SKI as well as any claims that SKI has against DPI in consideration of such release; and

2. DPI does hereby release and discharge SKI from any and all obligations under the Agreement dated March 13, 2000 in consideration of SKI voiding, canceling and terminating said agreement effective as of March 13, 2000, thereby restoring the parties to their original positions and the Agreement is hereby declared null and void ab initio and is otherwise cancelled and terminated; and

3. SKI does hereby release and discharge DPI from any and all obligations under the Agreement in consideration of DPI voiding, canceling and terminating said agreement effective as of March 13, 2000, thereby restoring the parties to their original positions and the Agreement is hereby declared null and void ab initio and is otherwise cancelled and terminated; and

4. DPI represents that each of the officers and directors of DPI have tendered and hereby do tender their resignations as officers and directors of SKI effective as of March 13, 2000; and

5. DPI represents that all shares of SKI issued on or after March 13, 2000 will be returned to SKI immediately upon the execution of this agreement; and

6. Both parties shall cause the appropriate notice filing to be made with the Securities and Exchange Commission ("SEC") on Form 8K or such other form as may be appropriate immediately upon execution of this agreement or within the time allotted by the SEC for such filings fully disclosing the foregoing transaction and SKI shall also assume responsibility for all SEC filings from the date of execution of this agreement forward; and




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     This Agreement  shall be governed by the laws of the State of Florida.  Any dispute arising hereunder shall be settled by a court of competent jurisdiction located in Palm Beach County, Florida.

     The signature of each of the parties hereto constitutes their consent to all of the foregoing.




SHOE KRAZY, INC.                           DIVERSIFIED PRODUCT
n/k/a DIVERSIFIED PRODUCT                  INSPECTIONS, INC.
INSPECTIONS, INC.                          n/k/a DIVERSIFIED PRODUCT
                                           INVESTIGATIONS, INC.

By: /s/ Rodney Ford                         By: /s/John Van Zyll
----------------------------------         ----------------------------------
     Rodney Ford, President                     John Van Zyll, President